Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated March 1, 2002 with respect to the consolidated financial statements of Hadron, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2001, in the following Registration Statements:

1.	Registration Statement Number 333-37059 (Hadron, Inc. 1994 Stock Option Plan) on Form S-8

2.	Registration Statement Number 333-42035 (Hadron, Inc. 1997 Employee Stock Purchase Plan) on Form S-8

3.	Registration Statement Number 333-96297 (Hadron, Inc. 1994 Stock Option Plan) on Form S-8

4.	Registration Statement Number 333-96299 (Hadron, Inc. 1997 Employee Stock Purchase Plan) on Form S-8

5.	Registration Statement Number 333-60440 (Hadron, Inc. 1997 Employee Stock Purchase Plan) on Form S-8

6.	Registration Statement Number 333-60442 (Hadron, Inc. 2000 Stock Option Plan) on Form S-8

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 21, 2002